Exhibit (h)(5)

SERVICES AND LICENSING AGREEMENT

This Services and Licensing Agreement (the “Agreement”) is made and entered into as of November 17, 2017 (“Effective Date”), by and between (i) SummerHaven Index Management, LLC (“SHIX”), a Delaware limited liability company with its principal place of business at 1266 East Main Street, Soundview Plaza, Fourth Floor, Stamford, CT 06902, (ii) USCF Advisers LLC (“USCF Advisers”), a Delaware limited liability company with its principal place of business at 1999 Harrison Street, Suite 1530, Oakland, California 94612.

WITNESSETH

WHEREAS, USCF Advisers serves as the investment adviser to the USCF ETF Trust, a Delaware statutory trust (the “Trust”) registered as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust consists of multiple series including the series listed in Appendix A (each, a “Fund” and together, the “Funds”), each of which is a separate investment portfolio;

WHEREAS, USCF Advisers desires to retain SHIX to provide certain consulting services to USCF Advisers in connection with formation and operation of the Funds,;

WHEREAS, SHIX will provide certain consulting services to USCF Advisers in connection with the Funds on the terms and conditions set forth in this Agreement;

WHEREAS, USCF Advisers desires to license from SHIX the use of certain names and marks (“Service Marks”), including that of certain securities indexes owned, calculated, maintained and/or published by SHIX (the “Indexes”), as set forth in Appendix B to this Agreement (as such Appendix may be amended from time to time to incorporate new or additional Service Marks or Indexes), and the use of the Indexes, in each case solely in connection with the operation of the Funds; and

WHEREAS, SHIX is willing to license the use of the Indexes and Service Marks under the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and in reliance upon the mutual promises contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1.	Services.

During the term of this Agreement, SHIX shall provide to USCF Advisers services with respect to the Indexes, including but not limited to general consultation regarding the calculation and maintenance of the Indexes, anticipated changes to the Indexes and the nature of the Indexes, and current or anticipated components of the Indexes. In addition, SHIX shall (a) provide such information and data as may reasonably be requested by USCF Advisers regarding the principals of SHIX and the Indexes for inclusion in regulatory filings and marketing materials for the Funds, (b) make reasonably available upon adequate notice speakers for the Funds’ marketing events and persons to be interviewed by the press who can describe the Indexes and their calculation and maintenance, and (c) such other services as the parties hereto may mutually agree from time to time, which shall be set forth in Appendix C to this Agreement (clauses (a) through (c), together the “Services”).

2.	Fees; Expenses.
(a)	Fees.
(i)	USCF Advisers will pay SHIX a combined monthly fee for the Services and the License as set forth in the fee schedule attached as Appendix D to this Agreement (the “Services and License Fee”), which payments will be made on a monthly basis within 30 days of the end of each calendar month by a wire transfer to an account or accounts specified to USCF Advisers.
(ii)	In the event of termination of this Agreement in whole or in part with respect to any Fund, the Services and License Fee shall be computed on the basis of the period ending on the last Business Day (as defined below) on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.
3.	License.
(a)	SHIX hereby grants to USCF Advisers, the Trust and the Funds for the term of this Agreement (i) subject to Section 3(c), a non-transferable license to use each Index as the basis, or a component, of any fund or investment product registered under the Investment Company Act of 1940, as amended (each such fund or investment product, a “Public 1940 Act Fund”), and (ii) subject to Section 3(b), a non-transferable license to use, reproduce, promote and refer to the Indexes and the Service Marks, and to reproduce, modify, distribute and create derivative works from any information or materials provided to USCF Advisers by SHIX bearing or relating to an Index or the Service Marks, in each case solely in connection with the marketing, promotion of the Public 1940 Act Funds and in connection with making such disclosure about the relevant Public 1940 Act Fund as USCF Advisers deems necessary or desirable under any applicable laws, rules or regulations in order to indicate the source of such Index (“License”).
(b)	USCF Advisers, the Trust and the Funds may grant a non-transferable, sublicense of the rights conferred under the License to ALPS Fund Services, Inc. (“ALPS”) for the sole purpose of permitting ALPS to provide website services to the Trust and the Funds pursuant to the Transfer Agency Agreement and the Creative Services Letter Agreement, both with ALPS and for no other purpose, provided thatUSCF Advisers shall be liable for any acts or omissions of ALPS, in relation to the foregoing sublicense. Any such sublicense to ALPS shall expire upon the earlier of (i) termination of this Agreement or (ii) termination of both the Transfer Agency Agreement and the Creative Services Letter Agreement.
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(c)	SHIX reserves all rights with respect to the Indexes and the Service Marks except those expressly licensed to USCF Advisers hereunder; provided, however, SHIX shall not grant any license permitting the use of the Service Marks or Indexes set forth on Appendix B for a Public 1940 Act Fund advised by any party other than USCF Advisers during the term of this Agreement; except that if at or after March 31, 2020, the aggregate net assets of the USCF Commodity Strategy Fund are less than $150,000,000, SHIX may grant a license to a third party permitting the use of the Service Marks or any Index for an open-end management investment company that is registered under the 1940 Act and which does not operate as an exchange-traded fund so long as USCF shall have the exclusive right to participate in any such license agreement. SHIX and USCF will discuss and mutually decide in good faith whether it is beneficial to extend the license to any such third party. The terms of the participation and the fee to USCF shall be mutually and reasonably negotiated in good faith by SHIX and USCF.
(d)	USCF Advisers acknowledges that, as between USCF Advisers and SHIX, the Indexes and the Service Marks are the exclusive property of SHIX, and that the Indexes and their compilation and composition and change therein is in the control and discretion of SHIX. USCF Advisers agrees that any and all rights that might be acquired by its use of the Service Marks shall inure to the benefit of SHIX. USCF Advisers agrees and acknowledges that no rights to use the Indexes and the Service Marks are granted hereunder other than those specifically described and expressly granted herein. SHIX warrants and represents that USCF Advisers does not need to obtain a license from any person or entity (other than the License provided herein) to use of the Indexes or Service Marks or the exercise of rights under the License. SHIX shall take all actions reasonably necessary to maintain the validity and enforceability of the Service Marks, and to protect the Service Marks from unauthorized use, during the term of this Agreement.
(e)	The goods and services offered and/or performed by USCF Advisers under the Service Marks shall be of high standard and shall be offered and performed in accordance with all applicable laws and regulations. USCF Advisers agrees that it will take no action which will, in SHIX’s sole judgment, impugn in any fashion the reputation of SHIX or the Service Marks. USCF Advisers shall submit to SHIX, for SHIX’s review and approval, all informational materials to be used in connection with the marketing, promotion, offer or sale of any Fund that in any way use or refer to SHIX (or any affiliate thereof), the Indexes or any of the Service Marks. SHIX’s approval shall be required with respect to the use of and description of SHIX (or any affiliate thereof), the Indexes or any of the Service Marks in all such informational materials; provided that such approval shall not be unreasonably withheld or delayed. SHIX shall notify USCF Advisers of its approval or disapproval of any informational materials submitted for SHIX’s approval within five (5) Business Days following receipt thereof from USCF Advisers. Once informational materials have been approved by SHIX, subsequent informational materials which do not materially alter the use or description of SHIX (or any affiliate thereof), the Indexes or the Service Marks, as the case may be, need not be submitted for review and approval.
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(f)	In connection with the License, SHIX shall provide to USCF Advisers educational information and presentations regarding the Indexes, as reasonably agreed.
(g)	The licenses granted in this Section 3 shall terminate with respect to a Fund upon termination of this Agreement with respect to such Fund.
4.	Taxes.
(a)	Both USCF Advisers and SHIX will be responsible for paying any tax imposed on such entity by any governmental authority regardless of where imposed; provided, however, that any sales taxes, use taxes, value added taxes or excise taxes imposed on any payment by USCF Advisers to SHIX under this Agreement shall be borne by USCF Advisers; provided further, that no payment under this Agreement shall be grossed up for any tax required to be withheld.
(b)	SHIX shall deliver a properly completed Internal Revenue Service Form W-9 or other applicable form at least ten (10) Business Days prior to any payment being due under this Agreement, and will update such form to reflect changes or as reasonably requested by USCF Advisers.
5.	Representations and Warranties of SHIX. SHIX represents and warrants that:
(a)	SHIX has the full power and authority to enter into this Agreement and to perform the services described under this Agreement.
(b)	SHIX is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.
(c)	The execution, delivery and performance by SHIX of this Agreement are within SHIX’s powers and have been duly authorized by all necessary action and no further action is required on its part to authorize this Agreement.
(d)	The execution, delivery and performance by SHIX of this Agreement do not violate or result in a default under (i) any provision of applicable law, rule or regulation, (ii) SHIX’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon SHIX.
(e)	This Agreement and each other agreement, instrument or document to be executed and delivered by SHIX pursuant to this Agreement constitutes the legal, valid and binding obligation of SHIX, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.
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(f)	SHIX represents that its other engagements or activities are not of a nature or magnitude so as to have a material adverse effect on its ability to provide the Services. USCF acknowledges and agrees that SHIX and its principals are required to devote only such time as may be reasonably required with respect to the Services.
(g)	SHIX represents and warrants that it has the right to grant licenses of the Indexes and the Service Marks and that, to its knowledge, use of the Indexes and Service Marks by USCF as provided herein shall not infringe any trade name, trademark, service mark, trade dress, copyright, patent, other proprietary right, or contractual right of any person not a party to this Agreement. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, SHIX MAKES NO WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE INDEXES OR THE SERVICE MARKS, AND MAKES NO WARRANTY AS TO THEIR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, SHIX DOES NOT GUARANTEE THE QUALITY, ACCURACY, AND/OR COMPLETENESS OF THE INDEXES OR THE SERVICE MARKS.
6.	Representations and Warranties of USCF Advisers. USCF Advisers represents and warrants as follows:
(a)	USCF Advisers has the full power and authority to enter into this Agreement, to serve as the sponsor to the Funds and to perform the services described under this Agreement.
(b)	USCF Advisers is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.
(c)	The execution, delivery and performance by USCF Advisers of this Agreement are within USCF Advisers’ powers and have been duly authorized by all necessary action and no further action is required on its part to authorize this Agreement.
(d)	The execution, delivery and performance by USCF Advisers of this Agreement do not violate or result in a default under (i) any provision of applicable law, rule or regulation, (ii) USCF Advisers’ governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon USCF Advisers.
(e)	USCF Advisers is registered with applicable regulators in each capacity in which it is required to register to perform its duties with respect to the Trust and the Funds and will continue to be so registered, if required, so long as this Agreement remains in effect.
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(f)	This Agreement and each other agreement, instrument or document to be executed and delivered by USCF Advisers pursuant to this Agreement constitutes the legal, valid and binding obligation of USCF Advisers, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.
7.	Covenants of SHIX.
(a)	SHIX will promptly notify USCF Advisers of the occurrence of any event that would substantially impair SHIX’s ability to fulfill its commitments under this Agreement.
(b)	SHIX will promptly notify USCF Advisers if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of USCF Advisers, the Trust or any Fund or, in the case of SHIX, that would impact SHIX’s ability to perform under this Agreement, in each case, unless SHIX is prohibited from doing so.
8.	Covenants of USCF Advisers.
(a)	USCF Advisers will promptly notify SHIX, of the occurrence of any event that would substantially impair the ability of USCF Advisers to fulfill its commitment under this Agreement.
(b)	USCF Advisers will promptly notify SHIX, if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of any Fund or, in the case of USCF Advisers, that would impact the ability of USCF Advisers to perform under this Agreement, in each case, unless USCF Advisers is prohibited from doing so.
(c)	USCF Advisers agrees to include the following disclosure or the substance thereof in each Fund’s prospectus:

The Index and associated trademarks, service marks and trade names are the exclusive property of SHIX, which has licensed the Index and marks for use by USCF. SHIX is solely responsible for determining the investments included in, and the calculation of, the Index. Neither SHIX nor its affiliates make any representations regarding the appropriateness of the Fund’s investments for the purpose of tracking the performance of the Index or otherwise.

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9.	Intellectual Property.
(a)	SHIX hereby grants USCF Advisers non-exclusive use of SHIX’s name(s), derivatives, logos, trademarks, service marks, domain names and trade names in connection with certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets, fund name and related materials, including advertising and marketing materials for the Funds. USCF Advisers hereby grants SHIX non-exclusive use of USCF Advisers’ name(s), derivatives, logos, trademarks, service marks, domain names and trade names in connection with certain materials used in the ordinary course of business, such as prospectuses, financial reports, fund fact sheets, fund name and related materials, including advertising and marketing materials for the Funds. The reciprocal limited license grants set forth in this Section 9 will be revoked as to future use as soon as the Agreement is terminated with respect to any such Fund.
(b)	Except as otherwise expressly provided in this Agreement, including in any appendix hereto, neither party grants the other party hereto any other license, express or implied, to such party’s intellectual property rights or other proprietary rights other that as set forth herein. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.
10.	Term and Termination.
(a)	Term of the Agreement. The initial term of this Agreement shall be a period of ten (10) years from the Effective Date (“Initial Term”), unless earlier terminated by either party hereto in accordance with Section 10(b) below. After the Initial Term, this Agreement shall renew for successive three (3) year periods (each, a “Successive Term”), unless (i) terminated by either party hereto as of the end of any Successive Term by providing at least ninety (90) days written notice of such termination prior to the end of such Successive Term, or (ii) earlier terminated by either party hereto in accordance with Section 10(b) below.
(b)	Termination of the Agreement. With respect to each Fund, this Agreement may be terminated without payment of any penalty:
(i)	By mutual consent of the parties hereto.
(ii)	By any party, upon ninety (90) days’ prior written notice to the other party, in the event that:
a.	the other party commits a material breach of this Agreement, and such material breach has not been cured by the breaching party within thirty (30) days from the date of notice from the other party of such material breach, specifying the nature of the breach in reasonable detail;
b.	any party is dissolved or its existence is terminated;
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c.	if any party becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; makes a voluntary assignment or transfer of all or substantially all of its property; has a custodian, trustee, or receiver appointed for it, or for all or substantially all of its property; has bankruptcy, reorganization, arrangements, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy or similar law for the relief of debtors, instituted by or against it, and, if instituted against it, any of the foregoing is allowed or consented to by the other party or is not dismissed within sixty (60) days after such institution; or
d.	any adverse finding is made in respect of, or official sanction imposed on, any other party by any relevant regulatory authority which would be likely to have a material adverse effect on such party’s ability to perform its obligations under this Agreement.
(iii)	By USCF Advisers, upon sixty (60) days’ prior written notice to the other party in the event that a majority of the board of trustees of the Trust votes to terminate the sub-advisory agreement (the “Sub-Advisory Agreement”) between USCF Advisers and SummerHaven Investment Management, LLC.
(iv)	By USCF Advisers, upon ninety (90) days’ prior written notice to the other party, in the event that:
a.	USCF Advisers is informed of the final adoption of any legislation or regulation that materially impairs the ability of USCF Advisers to market, promote, or issue, redeem or list on an exchange, shares of the Funds;
b.	any material litigation or regulatory proceeding regarding the Funds is commenced which requires that the Funds to cease existence, and no successor Funds are established with similar investment objectives; or
c.	there is a Change of Control of SHIX. For the purposes of this section, “Change of Control of SHIX” means the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of SHIX, or (2) the sale, lease, transfer, conveyance or other disposition by the members of SHIX (as of the Effective Date) of more than 50% of the outstanding equity of SHIX.
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(v)	By SHIX, upon ninety (90) days’ prior written notice to USCF Advisers, in the event that:
a.	SHIX is informed of the final adoption of any legislation or regulation that materially impairs SHIX’s ability to perform the Services under this Agreement;
b.	the Sub-Advisory Agreement dated the same date as this Agreement between USCF Advisers and SummerHaven Investment Management, LLC (“SHIM”) (the “Sub-Advisory Agreement”) is terminated; provided, however, that this Agreement shall remain in effect if SHIM and USCF Advisers enter into a new sub-advisory agreement following a SHIM Change of Control Event, as such term is defined in the Sub-Advisory Agreement;
c.	in the event that USCF Advisers retains the services of an additional sub-advisor (i.e., in addition to SHIM) to manage any assets of any Fund without obtaining the prior written consent of SHIX; or
d.	there is a Change of Control of USCF Advisers. For the purposes of this section, “Change of Control of USCF Advisers” means the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of USCF Advisers, or (2) the sale, lease, transfer, conveyance or other disposition by the members of USCF Advisers (as of the Effective Date) of more than 50% of the outstanding equity of USCF; provided that for the avoidance of doubt any sale, lease, transfer, conveyance or other disposition of the owner and sole member of USCF Advisers shall not be considered a “Change of Control.”
(c)	Termination of Agreement with Respect to Any Fund. In the event that this Agreement is terminated with respect to any Fund, this Agreement and the Sub-Advisory Agreement shall cease to apply to such Fund, provided, that the remainder of this Agreement shall not be affected thereby.
(d)	Fees Due on Termination of the Agreement or any Fund. Upon termination of this Agreement, in whole or in part, USCF Advisers shall pay SHIX any amounts due and unpaid amounts with respect to any Fund(s) for which this Agreement has been terminated; provided that once all such amounts have been paid to SHIX by USCF Advisers, no further amounts shall be due under this Agreement with respect to such Fund(s). The fee for the month in which this Agreement is terminated will be pro-rated based on the number of days in the month during which the Agreement was in effect.
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11.	Confidentiality.
(a)	For the purpose of this Agreement, “Confidential Information” means in relation to any party all confidential and proprietary information (whether such information is in oral or written form or is recorded in any other medium) including, without limitation, all business, technical, financial, customer and/or any other proprietary information of a party, products, processes, tools, services, technical knowledge and any other information and/or materials clearly marked as confidential, or information identified as confidential at the time of disclosure, or summarized as confidential in a written memorandum delivered to the recipient within thirty (30) calendar days of disclosure, including, without limitation, all such non-public information concerning the Indexes, whether or not so marked. Notwithstanding the foregoing, a party’s Confidential Information shall not include information which: (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (iv) is independently developed by the other party without reference to any Confidential Information.
(b)	By virtue of this Agreement, either USCF Advisers or SHIX may have access to Confidential Information of the other party. USCF and SHIX agree to maintain the confidentiality of the Confidential Information, except that the Confidential Information may be disclosed (a) to their respective affiliates and their respective affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any governmental authority, taxing authority or self-regulatory authority, (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the rights granted hereunder, (e) in the regulatory filings of the Trust and any Fund, in a manner determined to be appropriate or required by USCF by or on behalf of the Trust and any Fund, and (f) with the consent of the other party. Such Confidential Information shall remain confidential for all other purposes.
(c)	Each of USCF Advisers and SHIX agree to secure and protect the Confidential Information of each other in a manner consistent with the maintenance of the other party’s rights therein at the time of receipt of the Confidential Information, using at least as great a degree of care as each party uses to maintain the confidentiality of its own confidential information of a similar nature, but in no event using less than its reasonable efforts. Neither USCF Advisers nor SHIX shall sell, transfer, publish, disclose, or otherwise make available any portion of the Confidential Information of the other party to third parties, except as necessary to perform its obligations under this Agreement or as expressly authorized in this Agreement. Each party represents that it has, and agrees to maintain, an appropriate agreement with each third party who may have access to Confidential Information sufficient to enable such party to comply with all of the terms of this Agreement.
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(d)	Both USCF Advisers and SHIX agree that the unauthorized use by any party of the other party’s Confidential Information will diminish the value of such Confidential Information and will cause substantial and irreparable damage to the party whose Confidential Information was improperly disclosed, and that the remedies generally available at law may be inadequate. Accordingly, USCF Advisers and SHIX agree that a breach of this Section 11 shall entitle SHIX (in the case of a breach by USCF Advisers) or USCF Advisers (in the case of a breach by SHIX) to seek equitable relief to protect its interest herein, including injunctive relief, as well as money damages. The parties agree that the obligations under this Section 11 shall survive termination or expiration of this Agreement.
12.	Indemnification; Limitation of Liability.
(a)	USCF Advisers shall indemnify, defend and hold SHIX and its affiliates, members, directors, officers, shareholders, employees, representatives, agents, attorneys, successors and assigns (collectively, the “SHIX Indemnified Parties”) harmless from and against any and all claims, liabilities, obligations, judgments, causes of action, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) in connection with or arising out of this Agreement, including but not limited to any material breach of this Agreement by USCF Advisers or any disclosure in any registration statement of any Fund (except disclosure about SHIX or the Index that has been specifically approved by SHIX), and out of USCF Advisers’ use of the Indexes or the Service Marks (including, without limitation, in connection with the marketing, promotion and sale of any Fund and its units), except to the extent Losses are the result of any grossly negligent act or omission of a SHIX Indemnified Party.
(b)	SHIX shall indemnify, defend and hold USCF and its affiliates, members, directors, officers, shareholders, employees, representatives, agents, attorneys, successors and assigns (collectively, the “USCF Indemnified Parties”) harmless from and against any and all Losses arising out of (i) any material breach of this Agreement by SHIX, (ii) any disclosure in the registration statement of any Fund about SHIX or the Index that has been specifically approved by SHIX, (iii) any claim that SHIX does not possess all rights necessary to grant the License granted by this Agreement, (iv) any claim of infringement, misappropriation, dilution or other violation of the intellectual property, proprietary rights, or license rights of third parties arising from the use of the Indexes or the Service Marks as licensed to USCF under this Agreement, except to the extent Losses are the result of any negligent act or omission of an USCF Indemnified Party or (v) the gross negligence or willful misconduct of SHIX in performing or satisfying its obligations under this Agreement. Additionally, SHIX shall indemnify, defend and hold the Funds and their trustees, officers, and shareholders (which shall, collectively, be deemed USCF Indemnified Parties solely for this limited purpose) harmless from and against any and all Losses arising out of any disclosure in the registration statement of any Fund about SHIX or the Indexes that has been specifically approved by SHIX.
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(c)	Except as otherwise expressly provided herein, in no event shall USCF or SHIX be liable for any indirect, incidental, special or consequential damages, even if the party or an authorized representative thereof has been advised of the possibility of such damages. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith; thus, nothing in this Agreement shall in any way constitute a waiver or limitation on any rights which a party may have under the federal securities laws.
(d)	Promptly after receipt by any Indemnified Party of notice of the commencement of any action, the Indemnified Party shall, if indemnification is to be sought against the other party (the “Indemnifying Party”) under this Section 12, notify the Indemnifying Party in writing of the commencement thereof, but the omission to notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder only to the extent that such omission results in the forfeiture by the Indemnifying Party of rights or defenses with respect to such action. In any action or proceeding, following provision of proper notice by the Indemnified Party of the existence of such action, the Indemnified Party shall be entitled to participate in any such action and to assume the defense thereof, with counsel of its choice, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense of the action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any attorneys’ fees subsequently incurred by the Indemnified Party. The Indemnified Party shall cooperate in the defense of settlement of claims so assumed. The Indemnifying Party shall not be liable hereunder for the settlement by the Indemnified Party for any claim or demand unless it has previously approved the settlement or it has been notified of such claim or demand and has failed to provide a defense in accordance with the provisions hereof. In the event that the Indemnifying Party assumes the defense of the action, in negotiating any settlement the Indemnifying Party shall use commercially reasonable efforts to avoid any negative reputational or legal consequences to the Indemnified Party, and the Indemnified Party shall have the right to approve the terms of any settlement as to any such reputational or legal consequences in its reasonable discretion.
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13.	Payment on Non-Business Days. Notwithstanding any other provision herein, in any case where payment is due on a date that is not a Business Day, then such payment shall be due on the next succeeding Business Day. “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks are authorized to close in New York, New York.
14.	No Partnership. USCF Advisers and SHIX are independent contractors to one another. Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between USCF Advisers and SHIX.
15.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto without the prior consent of the other party. Any attempted transfer or assignment in violation of this Section 15 shall be void.
16.	No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
17.	Waiver. The waiver by any party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.
18.	Amendments. This Agreement may not be modified or amended unless such modification or amendment of this Agreement is in and executed by all parties.
19.	Governing Law. This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the State of New York, without reference to its conflicts of law principles.
20.	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, such provision shall be deemed to be restated to be enforceable, in a manner which reflects, as nearly as possible, the intent and economic effect of the invalid provision in accordance with applicable law. If necessary or appropriate, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. The remainder of this Agreement shall remain in full force and effect.
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21.	Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To USCF Advisers at:	USCF Advisers LLC
1999 Harrison Street, Suite 1530
Oakland, CA 94612
Attn: John Love, President and Chief Executive Officer
Tel: (510) 522-9600
Email: jlove@uscfinvestments.com

With a copy to:
Carolyn Yu, General Counsel
Tel: (510) 522-9600
Email: cyu@uscfinvestments.com

To SHIX at:	SummerHaven Index Management, LLC
Soundview Plaza
Fourth Floor
1286 East Main Street
Stamford, CT 06902
Tel: (203) 352-2700
Email: legal@summerhavenim.com

With a copy to:
Robert Chender, Esq.
Seward & Kissel LLP
1 Battery Park Plaza
New York, NY 10004
Tel: (212) 574-1415
Email: chender@sewkis.com

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22.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. Appendices A, B, C and D to this Agreement shall be incorporated into this Agreement and made a part hereof.
23.	Survival. The terms of Sections 2, 6, 10(d), 11, 12, 17, 19, 20, 21, 22, 23, 25, and 26 shall survive termination of this Agreement.
24.	Force Majeure. No party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any act of God, or any government or any governmental body, any act of war or terrorism, the elements, strikes or labor disputes, or other similar or dissimilar cause beyond the control of such party.
25.	No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
26.	Interpretation. When reference is made in this Agreement to a section, such reference shall be to a section of this Agreement, unless otherwise indicated. The defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
27.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have entered into this Services and License Agreement, and intend to be legally bound by it, as of the Effective Date.

USCF ADVISERS LLC:

By:	/s/ John P. Love

Name:	John P. Love

Title:	President

SummerHaven INDEX Management, LLC:

By:	/s/ Ashraf R. Rizvi

Name:	Ashraf R. Rizvi

Title:	Partner
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Appendix A

Funds

USCF SummerHaven SHPEI Index Fund
USCF SummerHaven SHPEN Index Fund

Appendix B

Indexes:

1.	SummerHaven Private Equity Strategy Index
2.	SummerHaven Private Equity Natural Resources Strategy Index

Service Marks:

1.	SHPEI
2.	SHPEN

Appendix C

Additional Services

None.